EXHIBIT 99.2

UNAUDITED FIANCIAL STATEMENTS

 Filed as part of the Company’s Registration Statement on Form 10

(File No. 000-56001)

 Period covered: 10/1/2025 through 12/31/2025

Filed as part of the Company’s Registration Statement on Form 10

 (File No. 000-56001)

PART II  – FINANCIAL INFORMATION

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BARREL ENERGY, INC

CONSOLIDATED BALANCE SHEETS

As of December 31,

(Unaudited 2025)

ASSETS	2025	2024
Current assets
Cash and cash equivalents	$72,941	$67,368
Accounts receivable- net of allowance	44,239	15,958
Advances – employee	300	300
Note receivable – related party	28,500	--

Total current assets	145,980	83,626

Total assets	$145,980	$83,626

LIABILITIES AND STOCKHOLDRS’ DEFICIT

Current liabilities
Due from related parties	6,435	6,435
Accounts payable and accrued expense	66,652	63,482
Member buyout payable	--	18,250
Total current liabilities	73,087	88,167
Commitments and contingencies		--
Stockholders’ deficit
Preferred shares $001 par value, 5,000,000 authorized 5,000,000 issued and outstanding, respectively	5,000	5,000
Common stock, $0.001 par value 2,000,000,000 authorized,1,008,595 and 957,595 issued and outstanding, respectively	1,009	957
Paid in Capital	395,929	382,481
Subscription receivable	(40,000)	(40,000)
Accumulated deficit	(289,045)	(352,979)
Total deficit	72,893	(4,541)

Total liabilities and stockholders’’ deficit	$145,980	$83,626

The accompanying notes are an integral part of the unaudited financial statements.

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BARREL ENERGY, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended  December 31,

(2025 Unaudited)

	2025	2024
Revenue	$211,531	$159,511
Cost of goods	77,499	64,251
Gross profit	134,032	95,260

Operating expenses:
Insurance	14,322	26,984
Bad debt expense	22,140	8,8001
General and administrative	33,636	25,206
Total operating expense	70,098	60,990

Income (loss) from operations	63,934	34,270

Net income (loss) before taxes	63,934	34,270

Income tax	--	--

Net income (loss)	$63,934	$34,270

Net income (loss) per common share, basic and diluted	$0.06	$0.04

Weighted average number of shares outstanding, basic and diluted	1,008,595	957,595

The accompanying notes are an integral part of the unaudited financial statements.

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BARREL ENERGY, INC

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS DEFICIT

For the Years Ended December 31, 2025 (Unaudited) and 2024

	Preferred Shares		Common Stock		Paid-In	Accumulated	Stock	Shareholder
	Shares	Amount	Shares	Amount	Capital	Deficit	Receivable	Deficit
Balance at December 31, 2023	5,000,000	5,000	383,437,825	384,438	--	(387,249)	(40,000)	(38,811)
Net income (loss)	--	--	--	--	--	34,270	--	34,270
Balance at December 31, 2024	5,000,000	5,000	383,437,825	383,438	--	(352,979)	(40,000)	(4,541)
Common stock issued for service	--	--	20,000,000	20,000	--	--	--	20,000
Reverse of outstanding shares	--	--	(402,429,230)	(402,429)	395,929	--	--	(6,500)
Net income (loss)	---	--	--	--	--	63,934	--	63,934
Balance at December 31, 2025	5,000,000	$5,000	1,009	$1,009	$395,929	$(289,045)	$(40,000)	$72,893

The accompanying notes are an integral part of these unaudited financial statements.

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BARREL ENERGY, INC

  CONSOLIDATED STATEMENTS OF CASH FLOWS

(2025 Unaudited)

	For the Years Ended December 31,
	2025	2024
Cash Flows from Operating Activities:	$63,934	$34,270
Net income(loss)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Common stock issued for service	12,900	--
Changes in operating assets and liabilities:
Accounts receivable	(14,881)	(18,737)
Receivable- related party	(46,750)	--
Bad debt expense	(13,400)	8,800
Accounts payable and accrued expense	3,170	56,634

Net cash provided by (used in) operating activities	4,973	80,967

Cash Flows from Financing Activities:
Common stock issued for acquisition	600
Shareholders' buyout	--	(18,250)

Net cash provided by (used in) financing activities	600	(18,250)

Net change in cash	5,573	62,368
Cash at beginning of period	67,368	4,651
Cash at end of period	$72,941	$467,368

SUPPLEMENT DISCLOSURE
Interest paid	$--	$-
Income taxes paid	$-	$--

NON-CASH TRANSACTIONS

The accompanying notes are an integral part of audited financial statements.

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BARREL ENERGY,INC

 NOTES TO FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION AND ORGANIZATION

BARREL ENERGY INC. is a Nevada corporation, incorporated January 17, 2014, which was engaged historically in the oil and gas sector of the energy industry.  In January 2019, the Company terminated the agreement. The Company entered into an agreement in the lithium exploration business but terminated the contract. The Company terminated the past businesses.

On April 11, 2019, the Company amended its articles of incorporation to increase its number of authorized shares of common stock from 75,000,000 to 450,000,000.

On March 21, 2025 the Company amended its articles of incorporation to increase the number of authorized shares from 450,000,000 to 2,000,000,000.

On March 21, 2025 the Company amended its articles of incorporation to increase the number of authorized shares from 450,000,000 to 2,000,000,000.

On March 28, 2025 the Company acquired Happy Traps, LLC. The Company issued 600,000 shares of common stock with a value of $300,000 for the acquisition.  The acquisition was treated as a reverse merger with Happy Traps being the surviving entity keeping the name Barrel Energy Inc.

Happy Traps, LLC  was formed on February 16, 2016 limited liability company in the State of Maine. In November 2019, the partnership was increased from one to six members. The partners sold all their interest on December 31, 2021 to Maine Bio-Fuel, Inc., leaving it as the sole member of the partnership.

Prior to the merger, the Company had 382,837,825 shares of common stock outstanding.

On March 20,2026 the Company effected a reverse split of the common stock of 1:400 per share. The financials statements herein reflect the share reverse as if effective prior to the date of the reverse.

The Business

The Company provides essential grease trap services, eco-friendly cleaning products, and oil recycling solutions for restaurants and food service businesses throughout the Greater Portland area. The Company has built a strong reputation based on reliability, efficiency, environmental responsibility, and superior customer service. The mission of the Company is to deliver superior grease trap solutions and sustainable practices that ensure regulatory compliance and environmental benefit while maximizing operational efficiency for our food service clients. This comprehensive approach creates multiple touchpoints with each customer and addresses several critical needs for food service establishments, from regulatory compliance to environmental responsibility.

The Company has developed a synergistic three-part revenue model that creates value for its  customers:

1.	Service Revenue: Professional grease trap pumping and maintenance. Each service requires approximately 30 minutes, allowing our technicians to complete up to 10 services daily.
2.	Product Revenue: Sale of proprietary Happy Traps Cleaners line of eco-friendly cleaning products.
3.

Recycling Revenue: Through our partnership with Maine Bio-Fuel Inc, we collect used cooking oil during routine service visits, generating additional revenue while providing customers with a convenient disposal solution

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The grease trap service industry represents a stable, regulation-driven market that is intrinsically tied to the food service sector. With more than 660,000 restaurants across the United States facing strict regulatory requirements for the proper disposal of fats, oils, and grease (FOG), demand for professional grease trap services remains consistently strong regardless of economic conditions. Additionally, the growing market for used cooking oil recycling, driven by increasing demand for biofuel and other sustainable applications, presents a high-growth synergistic opportunity for integrated service providers like Happy Traps.

Happy Traps focuses on serving:

•	Full-service restaurants and quick-service establishments
•	Hotels with food service operations
•	Institutional kitchens including schools, hospitals, and corporate cafeterias
•	Food manufacturing facilities
•	Grocery stores with prepared food sections

These establishments all face stringent regulatory requirements regarding FOG disposal and benefit significantly from our bundled service approach.

Market and Services

Grease Trap Maintenance Services:

Our core service offering includes professional pumping, cleaning, and maintenance of grease traps for food service establishments. Each service is efficiently completed in approximately 30 minutes, allowing our technicians to service up to 10 accounts daily and 50 accounts weekly per truck.

Cleaning Product Line:

We have developed a proprietary line of eco-friendly cleaning products specifically formulated for restaurant use. These products complement our service offerings and provide ongoing revenue between maintenance visits.

Pressure Washing Services:

We offer professional pressure washing services for restaurant exteriors, particularly focusing on back-of-house areas where grease and food waste can accumulate, creating sanitation issues and attracting pests.

Used Cooking Oil Recycling:

Through our strategic partnership with Maine Standard Biofuels, we offer convenient collection of used cooking oil during regular service visits, providing a valuable add-on service for clients while generating additional revenue.

NOTE 2 - SIGNIFICANT ACCOUNTIG POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements. It is the opinion of management that all adjustments necessary to make the financial statements that are not misleading have been included in these financial statements

Principles of Consolidation

The consolidated financial statements of the Company include the Company and the consolidation through a reverse merger of the entity Happy Traps, LLC. Because this transaction represents a reverse acquisition, the accompanying financial statements reflect the historical financial statements of the target, the accounting acquirer, for all periods prior to the merger. The Company’s financial statements for periods after the merger reflect the combined operations of Target and the Company.

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The consolidated financial statements include:

•	Audited or reviewed balance sheets of the accounting acquirer
•	Audited or reviewed statements of operations, cash flows, and stockholders’ equity
•	Pro forma adjustments reflecting the merger transaction

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Recent Issued Accounting Policies

Effective January 1, 2026, the Company adopted ASU 2025-06, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the use of the Current Expected Credit Loss (CECL) model for estimating credit losses on accounts receivable and other financial assets. Previously, the Company recognized allowance for doubtful accounts (ADA) based on incurred loss methodology, considering historical experience and current conditions. Under CECL, the Company now estimates lifetime expected credit losses, incorporating:

Historical loss experience,

•	Current economic conditions,
•	Reasonable and supportable forecasts.

Presentation and Disclosure Changes:

•	Accounts receivable continue to be presented net of allowance for credit losses.
•	The allowance roll-forward now includes expected credit loss adjustments.
•	Additional qualitative disclosures describe the methodology, assumptions, and factors considered in estimating expected losses.

Management evaluated significant judgments in applying the probable-to-complete threshold and determined there are no material uncertainties requiring additional disclosure.

Accounts Receivable

Account receivable consists of amounts due to the Company from customers as a result of the Company’s normal business activities. Account receivable is reported on the balance sheets net of an estimated allowance for doubtful accounts. The Company establishes an allowance for doubtful accounts for estimated uncollectible receivables based on historical experience, assessment of specific risk, review of outstanding invoices, and various assumptions and estimates that are believed to be reasonable under the circumstances, and recognizes the provision as a component of selling, general and administrative expenses. Uncollectible accounts are written off against the allowance after appropriate collection efforts have been exhausted and when it is deemed that a balance is uncollectible. The company records the allowance based on past history and if there are doubts on the recoverability.

During the years ended December 31, 2025 and 2024, the Company recorded bad debt of $13,400 and $8,800, respectively. The Company’s allowance for doubtful accounts balance at December 31, 2025 was $28,350 and $16,400 at December 31, 2024.

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Property, Equipment and Intangible Assets

Property and equipment are carried at cost, less accumulated depreciation. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Intangible assets consist of a patent application purchased and is carried at cost, less accumulated amortization. Depreciation and amortization is provided principally on the straight-line basis method over the estimated useful lives of the assets which is estimated at 36 months.

Impairment of long-lived assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Fair value is estimated based upon either discounted cash flow analysis or estimated salvage value.

Income Tax

The Company was organized as a limited liability company and is treated as a partnership for federal income tax purposes. Accordingly, the Company is not subject to federal income taxes. The tax effect of the Company’s activities accrues to its members and is reported in their respective income tax returns. Certain states impose taxes on entities classified as partnerships or LLCs. These taxes are included in operating expenses. For 2025 and 2024, the Company elected to pay state pass-through entity taxes where applicable. Management has evaluated tax positions taken and determined that there are no uncertain tax positions requiring recognition or disclosure under ASC 740.

NOTE 3 - GOING CONCERN

As shown in the accompanying financial statements, the Company  had accumulative deficit of $289,045 and $352,979 with  working capital of $72,893 and negative working capital of $4,541 as of December 31, 2025 and 2024, respectively. Unless profitability and increases in stockholders’ equity continues, these conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The December 31, 2025 and 2024 financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management plans to continue to raise funds through debt and equity financing to grow the business to profitability.

NOTE 4 - REVENUE RECOGNITION

In April 2016, the FASB issued ASU 2016–10 Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. The amendments in this Update do not change the core principle of the guidance in Topic 606. Rather, the amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. Topic 606 includes implementation guidance on (a) contracts with customers to transfer goods and services in exchange for consideration and (b) determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). The amendments are intended to render more detailed implementation guidance with the expectation to reduce the degree of judgement necessary to comply with Topic 606.

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ASC Topic 606 prescribes a new five-step model entities should follow in order to recognize revenue in accordance with the core principle. These five steps are:

1.	Identify the contract(s) with a customer.
2.	Identify the performance obligations in the contract.
3.	Determine the transaction price.
4.	Allocate the transaction price to the performance obligations in the contract.
5.	Recognize revenue when (or as) the entity satisfied the performance obligations.

The Company has four revenue streams, each of which the revenue is recognized in accordance to the five steps included in Topic 606. The revenue streams are:

1.	Grease trap cleaning and maintenances service
2.	Cleaning product line.
3.	Pressure washing service
4.	Used cooking oil recycling
5.	Tech fees

Revenue for the serves of grease trap cleaning and maintenance and pressure washing services is recognized upon the competition of the service.

Revenue for the sale of the cleaning product line is recognized upon the shipment of the product to the Customer.

Revenue for the recycling products is recognized upon delivery to the Company receiving the product for processing.

The Company had revenue of $211,531 and $159,511 during the years ended December 31, 2025 and 2024, respectively.

NOTE 5 - RELATED PARTY TRANSACTIONS

The Company leases 250 square feet of warehouse space from its owner Maine Biofuel. The lease commenced on January 1, 2023 and continues for 5 years. The lease may be terminated by either party giving a 30 day notice. The monthly rent is $150. The president of the lessor was a partner in the partnership that sold Happy Traps to Maine Biofuel.

On  December 31, 2021, the original partners sold  their interest to Maine Biofuel  for $50,000 to be paid in installments.

On December 31, 2024, the remaining partner agreed to sell their interest of 36.5% for $50,000 to Maine Bio-Fuel, Inc., the buyer of Happy Traps. The agreement requires an initial payment of $25,000 to be paid by December 31, 2025 and the balance to be paid by December 31, 2026. Neither payment has been completed to the members .

During the years ended December 31, 2025 and 2024 the Company notes payable due from related parties of $28,500 and  due to related parties of $18,250, respectively.

NOTE 6 - NOTES PAYABLE

On December 31, 2021, the limited partners of the Company sold their interest to Maine Biofuel, Inc. instead of issuing the purchase amount to each limited partner, the acquirer paid the Company $50,000, which was treated as a note payable on the Company’s balance sheet. Subsequent to this transaction, the Company paid three limited partners a total of $31,750.  The amounts paid was  deducted from the note leaving a balance due on the note of $18,250 as of December 31, 2024.  The balance will be used as a payment to the unpaid partner.

During the years ended December 31, 2025 and 2024 the Company notes payable due from related parties of $28,500 and  due to related parties of $18,250, respectively.

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NOTE 7 - EQUITY

The Company was organized as a limited liability company. Ownership interests are represented by membership units, which confer both economic and governance rights as outlined in the Company’s operating agreement.

On April 11, 2019, the Company amended its articles of incorporation to increase its number of authorized shares of common stock from 75,000,000 to 450,000,000.

On March 21, 2025 the Company amended its articles of incorporation to increase the number of authorized shares from 450,000,000 to 2,000,000,000.

On March 28, 2025 the Company acquired Happy Traps, LLC. the Company issued 600,000 shares of common stock with a value of $300,000 for the acquisition. The acquisition was treated as a reverse merger with Happy Traps being the surviving entity keeping the name Barrel Energy Inc.

NOTE 8 - INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss, and tax credit carry forwards and deferred liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by the valuation allowances when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company’s deferred tax assets for the Company consisted of the following as of December 31, 2025 and 2024:

	2025	2024
Book income(loss)	$63.934	$34,270
Total Book Income	$63,934	$34,270

Taxable Income Loss	$63,934	$34,270

Beginning NOL	$(21,307)	$(55,577)
Add current income (Loss)	$63,934	$34,270
NOL carry Forward	$--	$(21,307)
Percent	0.21	0.21
Tax NOL	$--	$(4,474)

As of December 31, 2025 the Company had no net operating loss carry forward to be used to offset future taxable income.

A reconciliation of income taxes at the federal statutory rate to amounts provided for the years ended December 31, 2025 and 2024 as follows:

	2025	2024
U.S. federal statutory rate	21%	21%
Net operating loss	(21)%	(21)%
Effective tax rate	--%	--%

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NOTE 9 - REVERSE MERGER

On March 28, 2025, the Company was acquired from Maine Biofuel by Barrel Energy Inc. Under the agreement the Buyer issued 600,000 shares of its class A preferred shares, to the seller, with a value to $300,000.  The shares were valued at $0.50 per share. The buyer and seller both acknowledged the purchase price allocated to the business properties  represented fair market value of the entity.  No other consideration was given for the  purchase. The transaction upon completion was accounted for as reverse merger with the acquired entity being the surviving entity.

The financials have been adjusted to retrospectively incorporate the recapitalization of the public entity (Barrel Energy)upon the merger of the reverse merger of the entities.

A proforma of the consolidation is noted below:

Barrel Happy Traps Combination

Proforma Balance Sheet

March 29, 2025

	Happy Traps	Barrel	Adjustments	Consolidation
Assets
Cash	26,740	310	(310)	26,740
Accounts receivable	50,776	-	-	50,776
Advances- Employee	300	-	-	300
Undeposited funds	(1,397)			(1,397)
Acquisition		300,000	(300,000)	-
Total assets	76,419	300,310	(300,310)	76,419

Liabilities
AP& accrued expenses	3,486	761	-	4,247
Note payable - RP	40,000	-	-	40,000
Total liabilities	43,486	761		44,247

Equity	7,131	19,741	(7,131)	19,741
Preferred shares A	-	50,000	-	50,000
Paid in Capital	-	22,196,857	(22,260,228)	(63,371)
Retained earnings	25,802	(21,967,049)	21,967,049	25,802
Equity	32,933	299,549	(300,310)	32,172
Liabilities & equity	$76,419	$300,310	$(300,310)	$76,419

Proforma Income Statement

Revenue	45,979	-	-	45,979
G&A	10,269	-	-	10,269
Income	35,710	-	-	35,710

NOTE 10 - SUBSEQUENT EVENTS

On May 30, 2026, the Company effected a 1:400 reverse split of the common stock outstanding.

The Company has evaluated subsequent events to determine events occurring after December 31, 2024, that would have a material impact on the Company’s financial results or require disclosure and have determined none exist except those noted above.

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MANAGEMENT CERTIFICATION LETTER

Company: Barrel Energy Inc.

Period Covered: October 1, 2025 – December 31, 2025

Date: April 24, 2026

To Whom It May Concern:

We, the undersigned members of management of Barrel Energy Inc. (the “Company”), hereby certify the following with respect to the accompanying unaudited financial statements for the period from October 1, 2025 through December 31, 2025:

Management is responsible for the preparation and fair presentation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

We acknowledge that the financial statements for the period ended December 31, 2025 have not been audited by an independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).

Management confirms that the accounting policies utilized in preparing these financial statements are consistent with those applied in the Company’s audited financial statements for the period ended September 30, 2025, and that there have been no material changes in accounting principles, except as may be disclosed in the accompanying notes.

To the best of our knowledge and belief, the financial statements are complete and accurate in all material respects, all material transactions for the period have been properly recorded and reflected, and there are no material misstatements or omissions.

Management is responsible for establishing and maintaining adequate internal control over financial reporting and confirms that no material weaknesses have been identified that would materially affect the financial statements, except as may be disclosed.

The Company has no material liabilities or obligations that are not properly reflected or disclosed in the accompanying financial statements.

Management further confirms that there has been no fraud involving management or employees who have a significant role in internal control over financial reporting, and that the Company is in compliance with applicable laws and regulations, except as may be disclosed.

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This certification is provided for inclusion in the Company’s regulatory filings and for the use of auditors, regulators, and other authorized stakeholders in connection with the Company’s financial reporting.

IN WITNESS WHEREOF, the undersigned have executed this Management Certification Letter as of the date first written above.

BARREL ENERGY INC.

Jarmin Kaltsas

Chief Executive Officer

Alfreddie Johnson

Treasurer

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